UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2023

NOCERA, INC.

(Exact name of registrant as specified in charter)

Nevada	001-41434	16-1626611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F (Building B), No. 185, Sec. 1, Datong Rd., Xizhi Dist., New Taipei City Taiwan 221, ROC

(Address of principal executive offices and zip code)

(886) 910-163-358

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NCRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) The Board of Directors (the “Board”) of Nocera, Inc. (the “Company”) determined that as a result of Song-Yuan Teng being more involved in the day to day operations of the Company, Mr. Teng is not an independent director under the listing standards of The Nasdaq Stock Market LLC as of December 18, 2023. On December 20, 2023, Song-Yuan Teng submitted his resignation as an independent director of the Company effective as of December 18, 2023. Mr. Teng’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s financials, operations, policies or practices. On December 20, 2023, the Board appointed Song-Yuan Teng to serve as a non-independent director on the Board effective as of December 18, 2023.

Song-Yuan Teng, age 35, currently serves as Chief Executive Officer of G.MCOIN Enterprises since 2021, where he oversees the strategic planning and annual growth objectives. Prior to that role, from 2017 until 2020, Mr Teng served as the General Manager of Mingyang Venture Capital, where he was responsible for overseeing the overall management and strategic direction of the organization while driving growth and maximizing shareholder value. Prior to that, he was a Manager at Jinrongjia Consulting from 2015 until 2017, where he worked on financial and automated trading systems while supporting sales and solution managers. Prior to that, Mr. Teng was the General Manager at CFL Venture Capital from 2012 until 2014, where he developed and executed the firm’s strategic investments. Mr. Teng is qualified to serve as a director of the Company due to his executive experience in multiple consulting and banking firms.

Mr. Teng has not entered into agreements relating to compensation with regard to his service as a director of the Company and is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a director nor is party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 15, 2023, the Company held its virtual 2023 Annual Shareholder Meeting (the “Meeting”).

As of the close of business on October 26, 2023, the record date for the determination of shareholders entitled to vote at the Meeting, there were 10,039,295 shares of common stock, par value $0.001 per share. Holders of common stock are entitled to one vote per share.

At the Meeting, a combined total of 7,539,482 shares of the voting stock, was represented in person or by proxy. This represents approximately 75.09% of the total outstanding voting shares. The presence of these shares constituted a quorum pursuant to the Nevada Revised Statutes and the amended and restated bylaws of the Company, allowing for the transaction of business at the Meeting.

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The final results for each of the matters considered at the Meeting were as follows:

1.	Election of the five nominees to the Board:

Name	Votes For	Withhold	Abstain	Broker Non-Votes
Gerald H. Lindberg	7,189,794	0	2,934	346,754
Thomas A. Steele	7,154,904	0	37,824	346,754
Hui-Ying Zhuang	7,154,884	0	37,844	346,754
Yiwen Zhang	7,189,774	0	2,954	346,754
Song-Yuan Teng	7,189,774	0	2,954	346,754

Each director nominee was elected to serve as a director until the Company’s 2024 annual meeting of shareholders, or until such person’s successor is duly elected and qualified, or until such person’s earlier resignation, death, or removal. Due to the fact that directors are elected by a plurality of the votes cast, votes could only be cast in favor of or withheld from the nominees and thus votes against were not applicable.

2.	Ratification of the selection of Centurion ZD CPA & Co. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023:

Votes For	Votes Against	Abstentions
7,534,489	2,020	2,973

The affirmative vote of the holders of a majority of the outstanding shares was required for approval. The proposal was approved.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOCERA, INC.

Date: December 21, 2023	By: /s/ Shun-Chih (Jimmy) Chuang
Name: Shun-Chih (Jimmy) Chuang
Title: Chief Financial Officer

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